Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 of our report dated July 21, 2006, except for the last three paragraphs of Note 13 and the matter described under the caption “Restatement of Financial Statements” in Note 1 which are as of October 2, 2006 relating to the financial statements of Asthmatx Inc., which appears in such Amendment No. 3 to the Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Jose, California
October 2, 2006